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           NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
                 Statement of Consolidated Income
                Twelve Months Ended March 31, 1998
                           (Unaudited)
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                                                (In Thousands)
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Operating revenue                                         $2,484,007
                                                          ----------
Operating expenses:
  Fuel for generation                                        359,019
  Purchased electric energy                                  506,374
  Other operation                                            587,378
  Maintenance                                                150,329
  Depreciation and amortization                              225,734
  Taxes, other than income taxes                             146,985
  Income taxes                                               149,144
                                                          ----------
      Total operating expenses                             2,124,963
                                                          ----------
      Operating income                                       359,044

Other income:
  Equity in income of generating companies                     9,886
  Other income (expense), net                                (14,067)
                                                          ----------
      Operating and other income                             354,863
                                                          ----------
Interest:
  Interest on long-term debt                                 104,822
  Other interest                                              19,096
  Allowance for borrowed funds used during construction       (1,721)
                                                          ----------
      Total interest                                         122,197
                                                          ----------

Income after interest                                        232,666
Preferred dividends and net gain on
  reacquisition of preferred stock                            11,057
Minority interests                                             6,513
                                                          ----------
      Net income                                          $  215,096
                                                          ==========

Average common shares - Basic                             64,791,620
Average common shares - Diluted                           64,851,221

Per share data:
  Net income Basic and Diluted                                 $3.32
  Dividends declared                                           $2.36


           Statement of Consolidated Retained Earnings
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Retained earnings at beginning of period                  $  910,841
Net income                                                   215,096
Dividends declared on common shares                         (152,416)
                                                          ----------
Retained earnings at end of period                        $  973,521
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